FOR IMMEDIATE RELEASE

A.G. Edwards, Inc. Announces First-Quarter Results For Fiscal 2007

First-Quarter Net Earnings Up 50% Over Last Year’s First Quarter,

Net Revenues Up 17%;

Asset-Management And Service-Fee Revenues Set Quarterly Record

ST. LOUIS, June 22, 2006 – A.G. Edwards, Inc. (NYSE: AGE) today announced results for the first quarter of fiscal 2007, which ended May 31, 2006.

Net earnings for the quarter were $78 million, or $1.01 per diluted share, on net revenues of $765 million. Net earnings for the first quarter last year were $52 million, or $0.67 per diluted share, on net revenues of $653 million. Results for the prior period have been adjusted to reflect a change in accounting method for stock awards to retirement-eligible employees under Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share Based Payment” (“SFAS No. 123R”).

The first-quarter fiscal 2007 results include $17 million in other revenue, or $0.10 per diluted share, for gains related to the merger of the New York Stock Exchange and Archipelago Holdings, Inc. to form NYSE Group, Inc. (“NYSE Group”), including the mark-to-market on NYSE Group shares the firm currently holds.

“We are pleased that our first-quarter results showed improved profitability as well as solid revenue growth from several areas of our business,” said Robert L. Bagby, chairman and chief executive officer. “We maintained the trend of attracting assets to our fee-based services, all the while giving clients the flexibility to decide whether to pay for their services on a fee basis or a per-transaction basis. This flexibility is one of many examples of how we keep our clients’ interests at the forefront of our business approach.”

“During the quarter, we were honored that Training magazine named A.G. Edwards University to its list of the top 100 corporate-education programs in the country for the sixth consecutive year. We believe our commitment to training provides our financial consultants the knowledge to add real value to their client relationships while helping our firm improve its financial performance for the benefit of our shareholders.”

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A.G. Edwards, Inc.

June 22, 2006

RESULTS OF OPERATIONS

Asset Management and Service Fees – Asset-management and service-fee revenues reached a new quarterly record of $307 million and increased 23 percent ($57 million) versus last year’s first quarter. The results reflect increases in all of the firm’s asset-management and service-fee categories, led mainly by greater client interest in the firm’s fund-advisory programs and higher client-asset values in mutual funds and insurance products.

Commissions – Commission revenues increased 12 percent ($29 million) in the first quarter versus the same time period last year. The results reflect increases in all of the firm’s commission categories, led by increased client activity in individual equities and mutual funds and including recent changes to the firm’s commission schedule for equity and options transactions.

Principal Transactions – Revenues from principal transactions in the first quarter of fiscal 2007 increased 3 percent ($2 million) compared to the first quarter of fiscal 2006. The increase was driven by increased client activity in over-the-counter equity markets, partially offset by lower revenue from fixed-income products.

Investment Banking – Investment banking revenues decreased 18 percent ($11 million) in the first quarter versus the same quarter last year. The results largely reflected lower underwriting revenue from closed-end funds and municipal issues.

Net Interest Revenue – Interest revenue net of interest expense increased 29 percent ($11 million) in fiscal 2007’s first quarter compared to last year’s first quarter. The improvement in these revenues reflects an increased prime rate resulting in higher interest rates charged on client margin balances, higher interest payments on the fixed-income inventory held for sale to clients, and higher revenue from short-term investments. The results were partially offset by lower average client margin balances.

Other revenue – Other revenue increased $23 million in this year’s first quarter versus the same period last year. The results reflect previously described gains related to the merger of the New York Stock Exchange and Archipelago Holdings, Inc. and subsequent mark-to-market on NYSE Group shares the firm currently holds. The first-quarter results also reflect increases in the value of certain private-equity investments.

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A.G. Edwards, Inc.

June 22, 2006

Non-Interest Expenses – Non-interest expenses increased 11 percent ($65 million) during the first quarter of fiscal 2007 compared to the first quarter of fiscal 2006.

As previously disclosed in the firm’s latest Annual Report on Form 10-K, the firm changed its accounting method for stock awards to retirement-eligible employees effective March 1, 2006. As a result, compensation and benefits expense in the prior period has been adjusted to reflect this change. Compensation and benefits increased 13 percent ($57 million) in this year’s first quarter versus last year’s first quarter as adjusted, largely reflecting higher commissionable revenue and higher accruals for incentive compensation based on increased profitability.

Non-compensation-related expenses increased 5 percent ($8 million) for the first quarter compared to the same period last year. The results reflect increased expenses for securities processing due to increased activity along with higher training and business-development expenses. These results were partially offset by a decrease in expenses for addressing various regulatory changes and legal and regulatory matters.

ADDITIONAL SHAREHOLDER INFORMATION

Total client assets at the end of the first quarter of fiscal 2007 were $345 billion, a 9 percent increase when compared to the end of the first quarter of fiscal 2006. Client assets in fee-based accounts at the end of the first quarter of fiscal 2007 were $38 billion, a 23 percent increase when compared to the end of the first quarter of fiscal 2006.

As of May 31, 2006, stockholders’ equity was $2.0 billion, for a book value per share of $25.81. Diluted per-share earnings for the first quarter were based on 76.7 million average common and common equivalent shares outstanding compared to 77.5 million in the first quarter last year.

ABOUT A.G. EDWARDS, INC.

A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. Drawn to the firm’s client-first philosophy, individuals and businesses have turned to A.G. Edwards for sound advice and access to a wide array of investment products and services that can help them meet their financial goals and objectives. Founded in 1887, A.G. Edwards and its affiliates employ 6,745 financial consultants in 743 offices nationwide and two European locations in London and Geneva. More information can be found on agedwards.com.

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A.G. Edwards, Inc.

June 22, 2006

This material may contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to A.G. Edwards and those to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, government monetary and fiscal policy, the actions of competitors, changes in and effects of marketing strategies, client interest in specific products and services, regulatory changes and actions, changes in legislation, risk management, legal claims, technology changes, compensation changes, price adjustments, the impact of outsourcing agreements, the adoption of SFAS No. 123R including the timing of the recognition of expenses and the treatment of expenses for retirement-eligible employees, the impact and value of the firm’s investments including NYSE Group, implementation and effects of expense-reduction strategies, and efforts to make more of non-compensation expenses variable in nature. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this release. A.G. Edwards does not undertake any obligation to publicly update any forward-looking statements.

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A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	May 31,	May 31,	Increase/	%
	2006	2005	(Decrease)	Chg.
		(as adjusted)
REVENUES:
Asset management and service fees	$307,079	$250,295	$56,784	22.7
Commissions	276,326	247,126	29,200	11.8
Principal transactions	53,148	51,510	1,638	3.2
Investment banking	48,087	58,761	(10,674)	(18.2)
Interest	53,641	40,744	12,897	31.7
Other	30,193	6,716	23,477	349.6
TOTAL REVENUES	768,474	655,152	113,322	17.3
Interest expense	3,781	2,213	1,568	70.9
NET REVENUES	764,693	652,939	111,754	17.1

NON-INTEREST EXPENSES:
Compensation and benefits	480,928	423,996	56,932	13.4
Communication and technology	59,889	55,357	4,532	8.2
Occupancy and equipment	36,016	34,105	1,911	5.6
Marketing and business development	25,549	21,024	4,525	21.5
Floor brokerage and clearance	3,552	5,256	(1,704)	(32.4)
Other	36,337	37,324	(987)	(2.6)
TOTAL NON-INTEREST EXPENSES	642,271	577,062	65,209	11.3
EARNINGS BEFORE INCOME TAXES	122,422	75,877	46,545	61.3
INCOME TAXES	44,799	26,866	17,933	66.7
EARNINGS BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE	77,623	49,011	28,612	58.4
CUMULATIVE EFFECT OF ACCOUNTING
CHANGE, NET		2,768	(2,768)	(100.0)
NET EARNINGS	$77,623	$51,779	$25,844	49.9

DILUTED EARNINGS PER SHARE:
Earnings before cumulative effect of
accounting change	$1.01	$0.63	$0.38	60.3
Cumulative effect of accounting change, net		0.04	(0.04)	(100.0)

	$1.01	$0.67	$0.34	50.7

AVERAGE DILUTED COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:	76,690	77,548

STOCKHOLDERS' EQUITY	$1,971,895	$1,820,531
BOOK VALUE PER SHARE	$25.81	$23.67
TOTAL SHARES OUTSTANDING (end of period)	76,414	76,897

Note: Results for the prior period have been adjusted to reflect a change in accounting method for stock awards to retirement-eligible employees under Statement of Financial Accounting Standards No. 123 (Revised 2004) "Share Based Payment".

A. G. EDWARDS, INC.
QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)
	For the Three Months Ended
	May 31,	February 28,	November 30,	August 31,	May 31,
	2006	2006	2005	2005	2005
		(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)
REVENUES:
Asset management and service fees	$307,079	$284,914	$269,789	$257,874	$250,295
Commissions	276,326	273,541	247,209	249,840	247,126
Principal transactions	53,148	56,017	50,264	52,319	51,510
Investment banking	48,087	49,841	57,974	67,821	58,761
Interest	53,641	50,245	48,164	42,184	40,744
Other	30,193	28,893	3,966	4,759	6,716
TOTAL REVENUES	768,474	743,451	677,366	674,797	655,152
Interest expense	3,781	2,898	3,281	2,261	2,213
NET REVENUES	764,693	740,553	674,085	672,536	652,939

NON-INTEREST EXPENSES:
Compensation and benefits	480,928	461,492	434,431	441,280	423,996
Communication and technology	59,889	63,591	56,938	60,493	55,357
Occupancy and equipment	36,016	36,305	36,423	37,281	34,105
Marketing and business development	25,549	15,985	16,554	18,072	21,024
Floor brokerage and clearance	3,552	6,049	5,095	4,673	5,256
Other	36,337	42,176	48,795	36,410	37,324
TOTAL NON-INTEREST EXPENSES	642,271	625,598	598,236	598,209	577,062
EARNINGS BEFORE INCOME TAXES	122,422	114,955	75,849	74,327	75,877
INCOME TAXES	44,799	39,517	24,179	27,122	26,866
EARNINGS BEFORE CUMULATIVE EFFECT
OF ACCOUNTING CHANGE	77,623	75,438	51,670	47,205	49,011
CUMULATIVE EFFECT OF ACCOUNTING
CHANGE, NET					2,768
NET EARNINGS	$77,623	$75,438	$51,670	$47,205	$51,779

DILUTED EARNINGS PER SHARE:
Earnings before cumulative effect
of accounting change	$1.01	$0.99	$0.67	$0.61	$0.63
Cumulative effect of accounting change, net					0.04
	$1.01	$0.99	$0.67	$0.61	$0.67

AVERAGE DILUTED COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:	76,690	76,562	77,189	77,519	77,548

STOCKHOLDERS' EQUITY	$1,971,895	$1,887,012	$1,855,663	$1,849,793	$1,820,531
BOOK VALUE PER SHARE	$25.81	$24.96	$24.40	$24.10	$23.67

Note: Results for the prior periods have been adjusted to reflect a change in accounting method for stock awards to retirement-eligible employees under Statement of Financial Accounting Standards No. 123 (Revised 2004) "Share Based Payment".

A.G. EDWARDS, INC.
QUARTERLY STATISTICAL INFORMATION
(Dollars in thousands, except per share amounts)
(Unaudited)

	1Q FY07	4Q FY06	3Q FY06	2Q FY06	1Q FY06
		(as adjusted)	(as adjusted)	(as adjusted)	(as adjusted)

Net Revenues	$764,693	$740,553	$674,085	$672,536	$652,939

Earnings Before Income Taxes	$122,422	$114,955	$75,849	$74,327	$75,877

Net Earnings	$77,623	$75,438	$51,670	$47,205	$51,779

Net Earnings as a
Percent of Net Revenues	10.2%	10.2%	7.7%	7.0%	7.9%

Average Diluted Shares-
(000’s Omitted)	76,690	76,562	77,189	77,519	77,548

Earnings Per Share (Diluted)	$1.01	$0.99	$0.67	$0.61	$0.67

Dividends Per Share	$0.20	$0.20	$0.20	$0.16	$0.16

Stockholders’ Equity	$1,971,895	$1,887,012	$1,855,663	$1,849,793	$1,820,531

Book Value Per Share	$25.81	$24.96	$24.40	$24.10	$23.67

Return On Average Equity-
(Quarter Results Annualized)	16.1%	16.1%	11.2%	10.3%	11.5%

Financial Consultants	6,745	6,824	6,844	6,796	6,791

Full-time Employees	15,420	15,480	15,472	15,357	15,295

Locations	745	738	734	727	723

Total Client Assets (in millions)	$345,000	$343,000	$331,000	$325,000	$316,000

Assets In Fee-based Accounts (in millions)	$38,000	$37,000	$34,000	$33,000	$31,000

Note: Results for the prior periods have been adjusted to reflect a change in accounting method for stock awards to retirement-eligible employees under Statement of Financial Accounting Standards No. 123 (Revised 2004) “Share Based Payment”.